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                                               Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 033-55683
PROSPECTUS SUPPLEMENT
dated November 5, 1999 to
Prospectus dated September 29, 1994

                                 Bancorporation


                           DIVIDEND REINVESTMENT AND
                          COMMON STOCK PURCHASE PLAN

   This Prospectus Supplement supplements and amends the information in the Prospectus dated September 29, 1994 (the "Prospectus") for the Dividend Reinvestment and Common Stock Purchase Plan (the "Plan") of AmSouth Bancorporation (the "Company" or "We").

   We have appointed The Bank of New York to administer the Plan as agent (the "Agent") for participants in the Plan. Accordingly, certain provisions of the Plan have been amended to reflect this change. For your convenient reference, this Supplement uses the same headings and numbers as the Prospectus for the amendments. You should read this Supplement carefully together with the Prospectus. Except as otherwise amended or supplemented herein, the Plan as described in the Prospectus remains unamended and in full force and effect.

PARTICIPATION

4.The response to Question 4 on page 4 of the Prospectus is amended to read as follows:

   An eligible shareholder may join the Plan by signing an Authorization Card and returning it to The Bank of New York as follows:

       AmSouth Bancorporation
       c/o The Bank of New York
       Attn: Dividend Reinvestment Department
       P.O. Box 1958
       Newark, NJ 07101-9774

   An Authorization Card and a copy of the Prospectus and the Prospectus Supplement may be obtained at any time by written request to The Bank of New York at the above address or by calling The Bank of New York at 1-800-524-4458.

5.The second sentence of the response to Question 5 on page 5 of the Prospectus is amended to read as follows:

If an Authorization Card specifying reinvestment of dividends is received by The Bank of New York before the record date for a dividend payment, reinvestment will commence with that dividend payment.

7.The second two sentences of the response to Question 7 on page 5 of the Prospectus are amended to read as follows:

You may change your investment option at any time by signing a new Authorization Card and returning it to The Bank of New York as provided under Question 4. If you elect to participate through the reinvestment of dividends but later decide to reduce the number of shares on which dividends are being reinvested or to participate through the optional cash payment feature only, an Authorization Card indicating a change of options must be received by The Bank of New York prior to a particular dividend record date in order to stop any unwanted reinvestment of dividends paid on that dividend payment date.

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AGENT

8.The first two paragraphs of the response to Question 8 on page 5 of the Prospectus are amended to read as follows:

   The Bank of New York (the "Agent") administers the Plan for participants, keeps records, sends statements of account to participants and performs other duties relating to the Plan. Shares purchased under the Plan will be registered in the name of the Agent or its nominee as agent for participants in the Plan.

   The Agent's mailing address is:

       AmSouth Bancorporation
       c/o The Bank of New York
       Attn: Dividend Reinvestment Department
       P.O. Box 1958
       Newark, NJ 07101-9774

   The Agent's telephone number is 1-800-524-4458. All completed Authorization Cards, requests for withdrawal, optional cash payments, requests for certificates and all other written communications regarding the Plan should be sent to the Agent at the above address (please include the name of the Company and your Plan account number or your Social Security Number in your correspondence with the Agent).

OPTIONAL CASH PAYMENTS

13.The second sentence of the response to Question 13 on page 7 of the Prospectus is amended to read as follows:

Your check or money order should be made payable to "The Bank of New York" (be sure to include the name of the Company and your Plan account number on your check or money order).

CERTIFICATES

18.The sixth sentence of the response to Question 18 on page 9 of the Prospectus is amended to read as follows:

Additional forms may be obtained by written request to the Agent at the address set forth under Question 4 or by calling the Agent at 1-800-524-4458.

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